Exhibit 99.1

Kraig Biocraft Laboratories Closes Additional Funding Agreement

Robust financial strength positions Company to deploy Impact Capital

ANN ARBOR, Mich., – January 20, 2022– Kraig Biocraft Laboratories, Inc. (OTCQB: KBLB) (“Company” or “Kraig Labs”), the biotechnology company focused on the development and commercialization of spider silk, announces the completion of an additional $3 million funding agreement with Yorkville Advisors (“Yorkville”). These additional funds, together with those from the previously announced transactions, account for an $8 million total Yorkville investment into Kraig Labs.

As a result of this successful capitalization program, the Company has elected not to renew the previously anticipated reverse stock split. The Company is focused on advancing the commercialization of spider silk. Kraig Labs will increase its capital deployment into key priorities, including commercialization, advanced research and development, and expansion at the Prodigy Textiles factory.

“This funding allows us to advance our strategic plans and transform our resources into more robust operations. We will immediately invest these capital expenditures to accelerate commercialization at Prodigy Textiles production facilities,” stated Company COO, Jon Rice.

Maxim Group LLC acted as the sole placement agent for this capital raise.

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About Kraig Biocraft Laboratories, Inc.

Kraig Biocraft Laboratories, Inc. (www.KraigLabs.com), a fully reporting biotechnology company, is a developer of genetically engineered spider silk based fiber technologies.

Cautionary Statement Regarding Forward Looking Information

Statements in this press release about the Company’s future and expectations other than historical facts are “forward-looking statements.” These statements are made on the basis of management’s current views and assumptions. As a result, there can be no assurance that management’s expectations will necessarily come to pass. These forward-looking statements generally can be identified by phrases such as “believes,” “plans,” “expects,” “anticipates,” “foresees,” “estimated,” “hopes,” “if,” “develops,” “researching,” “research,” “pilot,” “potential,” “could” or other words or phrases of similar import. Forward looking statements include descriptions of the Company’s business strategy, outlook, objectives, plans, intentions and goals. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Ben Hansel, Hansel Capital, LLC

(720) 288-8495

ir@KraigLabs.com